SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2010
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DENDREON CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	000-30681	22-3203193
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

3005 First Avenue

Seattle, Washington

98121

(Address of principal executive offices) (zip code)

(206) 256-4545

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2010, the Board of Directors of Dendreon Corporation (the “Company”) evaluated the existing employment agreements with its executive officers and based upon the recommendations of the Compensation Committee determined that it was in the best interest of the Company and its stockholders to make, among other changes, certain technical amendments to the standard form of employment agreement used by the Company for its executive officers.  The Compensation Committee’s determination was based in part on the fact that it had been many years since the agreements were last modified and the legal and competitive environment had changed since that time.  We anticipate entering into the form of amended executive employment agreement with the Company’s executive officers during April 2010.  The amendments do not increase the base salary, cash incentive target, or severance multiple for these executive officers.  Generally, the amendments:  (i) include revisions to the definitions of “Cause”, “Change in Control” and “Good Reason”; (ii) clarify the method of calculating an executive’s severance upon termination without Cause or for Good Reason; (iii) include a requirement that the Company pay for certain legal fees and expenses if the executive prevails on a substantive issue in seeking to enforce the Company’s obligations under the agreement; and (iv) include a requirement that all disputes under the agreement be submitted to binding arbitration.  The amendments also include certain other technical and non-substantive changes.

The foregoing description of the amended standard form of employment agreement is qualified in its entirety by the standard form of employment agreement itself, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION

	By:	/s/ Richard F. Hamm, Jr.
Richard F. Hamm, Jr.
Senior Vice President, Corporate Development,
Date: March 26, 2010		General Counsel and Secretary

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